Registration No. 333-174509
Registration No. 333-132377
Registration No. 333-33446
Registration No. 333-30554
Registration No. 333-64087

As filed with the Securities and Exchange Commission on August 27, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENTS UNDER THE
SECURITIES ACT OF 1933

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1195422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 Xenium Lane North
Plymouth, Minnesota 55441
(Address of principal executive offices,
including zip code)

Individual Stock Option Agreements
Christopher & Banks Corporation 2002 Non-Employee Director Stock Option Plan
Braun’s Fashions Corporation 1987 Stock Incentive Plan, as amended
Braun’s Fashions Corporation 1998 Director Stock Option Plan
Braun’s Fashions Corporation 1992 Director Stock Option Plan
(Full title of the plan)

Luke R. Komarek, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441
(763) 551-5000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of Christopher & Banks Corporation, a Delaware corporation (the “Company”) (collectively, the “Registration Statements”):

•                  Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) (Registration No. 333-174509) (the “Barenbaum Registration Statement”) on May 26, 2011 registering 1,350,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold pursuant to the Stock Option Agreement, effective as of January 29, 2011, between the Company and Larry C. Barenbaum (the “Barenbaum Stock Option Agreement”).

•                  Registration Statement on Form S-8 filed with the SEC (Registration No. 333-132377) (the “2002 Plan Registration Statement”) on March 13, 2006 registering 315,000 shares under the Christopher & Banks Corporation 2002 Non-Employee Director Stock Option Plan.

•                  Registration Statement on Form S-8 filed with the SEC (Registration No. 333-33446) (the “1987 Plan Registration Statement”) on March 28, 2000 registering 555,000 shares under the Braun’s Fashions Corporation 1987 Stock Incentive Plan, as amended.

•                  Registration Statement on Form S-8 filed with the SEC (Registration No. 333-30554) (the “1998 Plan Registration Statement”) on February 16, 2000 registering 150,000 shares under the Braun’s Fashions Corporation 1998 Director Stock Option Plan and 30,000 shares granted to directors pursuant to stock option agreements (the “Director Stock Option Agreements”).

•                  Registration Statement on Form S-8 filed with the SEC (Registration No. 333-64087) (the “1992 Plan Registration Statement”) on September 23, 1998 registering 40,000 shares under the Braun’s Fashions Corporation 1992 Director Stock Option Plan.

The offerings contemplated by the Registration Statements are no longer in effect.

The offering contemplated by the Barenbaum Registration Statement has terminated.  Mr. Barenbaum resigned from his position as Chief Executive Officer of the Company on February 17, 2012, at which point 900,000 of the 1,350,000 stock options awarded to him under the Barenbaum Stock Option Agreement were forfeited.  His ability to exercise the remaining 450,000 stock options under the Barenbaum Stock Option Agreement that had vested prior to his resignation expired on May 18, 2012 without being exercised.

The offerings contemplated by the 1987 Plan Registration Statement, the 1998 Plan Registration Statement, the 1992 Plan Registration Statement and the 2002 Plan Registration Statement have terminated by virtue of the Braun’s Fashions Corporation 1987 Stock Incentive Plan, the Braun’s Fashions Corporation 1998 Director Stock Option Plan, the Director Stock Option Agreements, the Braun’s Fashions Corporation 1992 Director Stock Option Plan, and the Christopher & Banks Corporation 2002 Non-Employee Director Stock Option Plan no longer being in effect.

Pursuant to the undertaking contained in the Registration Statements, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all of the shares of Common Stock registered for sale under the Registration Statements, if any, that remain unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on the 27th of August, 2014.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Luke R. Komarek
Luke R. Komarek
Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

*	President, Chief Executive Officer and Director	August 27, 2014
LuAnn Via	(principal executive officer)

*	Executive Vice President, Chief Operating Officer and Chief Financial Officer	August 27, 2014
Peter G. Michielutti	(principal financial officer)

*	Vice President, Controller	August 27, 2014
Belinda D. Meier	(principal accounting officer)

*	Non-Executive Chair and Director	August 27, 2014
Paul L. Snyder

*	Director	August 27, 2014
Mark A. Cohn

*	Director	August 27, 2014
Anne L. Jones

*	Director	August 27, 2014
David A. Levin

*	Director	August 27, 2014
William F. Sharpe III

*	Director	August 27, 2014
Patricia A. Stensrud

*	Director	August 27, 2014
Lisa W. Wardell

*By:	/s/ Luke R. Komarek
Luke R. Komarek
Attorney-in-Fact

Exhibit Index

24.1	Power of Attorney.*

*                 Filed herewith.